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                                                               Exhibit 99.(h)(3)

                               SCHEDULE 3.1 - FEES

                          DATED AS OF SEPTEMBER 1, 2003


ANNUAL ACCOUNT SERVICE FEES


With respect to each Portfolio/Class of the HARRIS ASSOCIATES INVESTMENT TRUST (the "FUND"), the FUND is subject to an annual fee of $20.50 per shareholder open account.

The annual account fee will be billed at the rate of 1/12 of the annual fee for each open account serviced during the month.


OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include, but are not limited to, confirmation statements, investor statements, postage, audio response, telephone, telecommunication and line charges, equipment (including imaging equipment and support), record storage, records retention, transcripts, microfilm, microfiche, disaster recovery capabilities, checks, forms (including year end forms), wire fees, print management fees, mailing and tabulating proxies, sub-transfer agency fees including omnibus account fees and networking fees, costs associated with certain specialty products, systems, or services, as applicable (such as retirement plan record-keeping, "Investor," "Voice," "FAN," and "Vision", electronic statements and electronic delivery initiatives), system conversion costs, anti-money laundering compliance (such as required systems enhancements and reporting mechanisms) and any other expenses incurred at the specific direction of the FUND.


Subject to each party's right to terminate this Agreement pursuant to Section 13 hereof, the Transfer Agent and the FUND agree that the fees set forth in this
Schedule 3.1 shall remain in effect for a period of two years from the date of this Agreement. If at any time during the term of this agreement total open accounts decrease to levels below 137,000, the Transfer Agent and the FUND hereby agree to renegotiate in good faith such changes to this Schedule as they deem necessary. Upon the expiration of such two-year period, the Transfer Agent and the FUND hereby agree to negotiate in good faith such changes to this Schedule as they may deem necessary.


HARRIS ASSOCIATES INVESTMENT                 CDC IXIS ASSET MANAGEMENT
TRUST                                        SERVICES COMPANY, INC.

BY: /s/ Robert M. Levy                      BY: /s/ Christopher L. Wilson
   ------------------------------------         --------------------------------
   Robert M. Levy, CEO and President            Christopher L. Wilson, President

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